Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS FOURTH QUARTER 2012 RESULTS

McKinney, TX, February 4, 2013—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2012, net income was $1.58 per share, compared with $1.20 per share for the year-ago quarter. Net operating income for the quarter was $1.33 per share, compared with $1.21 per share for the year-ago quarter.

Net income for the year ended December 31, 2012, was $5.41 per share, compared with $4.53 per share for the year-ago period. Net operating income for the year ended December 31, 2012, was $5.18 per share, compared with $4.50 per share for the year-ago period.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

Purchase of Family Heritage Life Insurance Company of America was closed on November 1.

Net operating income per share increased 10% over the year-ago quarter and increased 15% for the year.

Book value per share (excluding net unrealized gains on fixed maturities) increased 10% over the year-ago quarter.

American Income net life sales were up 8% compared to the year-ago quarter and were up 12% for the year.

American Income agent count was up 18% over the year-ago quarter.

Liberty National agent count was up 6% over the year-ago quarter.

Net health sales, excluding Part D, were up 67% over the year–ago quarter (net health sales were up 32% excluding Family Heritage)

844,000 shares of common stock were repurchased, bringing the total for the year to 7.5 million shares

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary
	(dollars in millions, except per share data)
	Per Share
	Quarter Ended			Quarter Ended
	December 31,		%	December 31,		%
	2012	2011	Chg.	2012	2011	Chg.
Insurance underwriting income*	$1.47	$1.22	20	$140.1	$124.5	13
Excess investment income*	0.58	0.62	(6)	55.8	63.8	(13)
Parent company expense	(0.02)	(0.01)		(2.0)	(1.5)
Income tax	(0.67)	(0.58)	16	(63.9)	(59.9)	7
Stock option expense, net of tax	(0.03)	(0.02)		(3.3)	(2.5)

Net operating income	$1.33	$1.21	10	$126.6	$124.3	2

Reconciling items, net of tax:
Realized gains on investments	0.14	0.03		13.6	3.1
Medicare Part D adjustment	0.13	0.04		12.3	3.8
State administrative settlement	0.00	(0.01)		0.0	(0.6)
Litigation expense	0.00	(0.08)		0.0	(7.8)
Family Heritage Acquisition Expense	(0.02)	0.00		(1.5)	0.0

Net income	$1.58	$1.20		$151.0	$122.8

Weighted average diluted shares outstanding (000)	95,523	102,369

	Per Share Year Ended December 31,		% Chg.	Year Ended December 31,		% Chg.
	2012	2011		2012	2011

Insurance underwriting income*	$5.59	$4.51	24	$546.8	$495.7	10
Excess investment income*	2.42	2.36	3	236.6	259.0	(9)
Parent company expense	(0.08)	(0.07)		(8.2)	(7.7)
Income tax	(2.60)	(2.22)	17	(254.5)	(243.6)	4
Stock option expense, net of tax	(0.14)	(0.09)		(14.0)	(9.7)

Net operating income	$5.18	$4.50	15	$506.6	$493.7	3

Reconciling items, net of tax:
Realized gains on investments	0.25	0.15		24.6	16.8
Loss on disposal of discontinued operations	0.00	0.00		0.0	(0.5)
State administrative settlement	0.00	(0.04)		0.0	(4.5)
Litigation expense	0.00	(0.07)		0.0	(7.8)
Loss on sale of equipment	0.00	(0.01)		0.0	(0.6)
Family Heritage Acquisition Expense	(0.02)	0.00		(1.9)	0.0

Net income	$5.41	$4.53		$529.3	$497.2

Weighted average diluted shares outstanding (000)	97,898	109,815

*	See definitions in the following sections and in the Torchmark 2011 SEC Form 10-K

Note: Tables in this news release may not foot due to rounding.

	Financial Summary, continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	at December 31,		at December 31,		at December 31,
	2012	2011	2012	2011	2012	2011

2012 Net income as a ROE					13.0%	13.5%
2012 Net operating income as a ROE	15.5%	14.7%

Shareholders’ equity	$3,353	$3,254	$1,009	$605	$4,362	$3,860
Book value per share	$35.24	$31.96	$10.61	$5.95	$45.85	$37.91

**	Accounting rules (formerly known as FAS 115) require a revaluation adjustment of fixed maturities available for sale to fair value. Without the revaluation adjustment, these assets would be reported at amortized cost. ROE is calculated using average shareholders’ equity for a given period.

INSURANCE OPERATIONS – comparing the fourth quarter 2012 with fourth quarter 2011:

Life insurance accounted for 70% of the Company’s insurance underwriting margin for the quarter and 61% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 24% of Torchmark’s insurance underwriting margin for the quarter and 27% of total premium revenue. Medicare Part D accounted for 5% of insurance underwriting margin and 11% of total premium revenue.

Net sales of life insurance increased 3%, while health sales, excluding Medicare Part D, increased 67%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended Dec. 31, 2012	Quarter Ended Dec. 31, 2011	% Chg.

Life insurance	$452.0	$432.1	5
Health insurance - excluding Medicare Part D	203.0	179.2	13
Health - Medicare Part D	84.0	48.5	73
Annuity	0.1	0.2

Total	$739.1	$659.9	12

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2012	% of Premium	Quarter Ended Dec. 31, 2011	% of Premium	% Chg.
Insurance underwriting margins:
Life	$128.9	29	$117.8	27	9
Health	44.5	22	40.3	22	10
Health - Medicare Part D	10.0	12	6.7	14	49
Annuity	0.8		0.5

	184.1		165.2
Other income	0.4		0.6
Administrative expenses	(44.5)		(41.3)

Insurance underwriting income	$140.1		$124.5
Per share	$1.47		$1.22

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($65 million), on premium revenue of $191 million. Life premiums of $171 million were up 9% and life insurance underwriting margin of $57 million was up 16%. As a percentage of life premium, life underwriting margin was 33%, up from 31% and the highest of the major life distribution channels at Torchmark. Producing agents grew to 5,176, up 18% from a year ago, but down 5% during the quarter. Net life sales were $40 million, up 8%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($37 million), on premium revenue of $168 million. Life premiums of $153 million were up 5% and the life underwriting margin was $34 million, up 6%. As a percentage of life premium, life underwriting margin was 22%, same as the year-ago quarter. Net life sales were $32 million, down 4%.

LNL Agency was Torchmark’s third leading contributor to total underwriting margin ($33 million), on premium revenue of $133 million. Life premiums of $69 million were down 2% and life underwriting margin of $20 million was up 14%. As a percentage of life premium, life underwriting margin was 29%, up from 25%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($13 million), on health premium of $63 million. Health underwriting margin as a percentage of health premium was 21%, down from 22%. Net health sales for the LNL Agency were $4 million, down 12%.

LNL Agency’s producing agent count grew to 1,419, up 6% from a year ago. Net life sales for the LNL Agency were $9 million, up 3%.

Family Heritage Agency was acquired by Torchmark on November 1, 2012. Family Heritage contributed health underwriting margin of $5 million on health premium of $30 million. Health underwriting margin as a percentage of health premium was 18%. Net health sales were $7 million. Producing agent count was 1,160 at December 31, 2012.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($15 million), on health premium of $75 million. Health underwriting margin as a percentage of premium was 20%, down from 21%. Net health sales were $21 million, up 58%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agency. Fourth quarter 2012 premium revenue was $84 million, up 73%. Underwriting margin for fourth quarter 2012 was $10 million, up 49%. Net sales were $46 million, down 53%.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 2 and 3 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $44 million, up 8% from the year-ago quarter, due primarily to Family Heritage’s administrative expenses and the 2012 expiration of a third party agreement under which Torchmark received reimbursement for providing administrative services.

INVESTMENTS

Excess Investment Income – comparing the fourth quarter 2012 with the fourth quarter 2011:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended December 31, (dollars in millions, except per share data)
	2012	2011	% Chg.

Net investment income	$180.6	$178.1	1

Required interest:
Interest on net policy liabilities	(103.5)	(94.9)
Interest on debt	(21.3)	(19.5)

Total required interest	(124.8)	(114.3)	9

Excess investment income	$55.8	$63.8	(13)
Per share	$0.58	$0.62	(6)

Net investment income increased 1% while average invested assets increased 7%. This is due to lower new money yields and the calls in the third quarter of higher yielding trust preferred securities. Required interest on net policy liabilities increased 9%, same as the increase in average liabilities.

Investment Portfolio

The composition of the investment portfolio at December 31, 2012 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total

Fixed maturities (at amortized cost)	$11,963	96
Equities	15	0
Mortgage loans	1	0
Investment real estate	3	0
Policy loans	424	3
Other long-term investments	15	0
Short-term investments	95	1

Total	$12,516	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total

Corporate bonds	$8,978	$331	$9,309
Redeemable preferred stock:
U.S.	467	188	655
Foreign	80		80
Municipal	1,284		1,284
Government-sponsored enterprises	392		392
Government and agencies	130		130
Collateralized debt obligations		65	65
Residential mortgage-backed securities	13		13
Other asset-backed securities	35		35

Total	$11,379	$585	$11,963

The market value of Torchmark’s fixed maturity portfolio was $13.5 billion; $1.6 billion higher than amortized cost of $12.0 billion. The $1.6 billion of net unrealized gains was approximately the same as it was at September 30, 2012. Net unrealized gains were comprised of gross unrealized gains of $1.7 billion and gross unrealized losses of $89 million.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 95% of fixed maturities (96% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.20% during the fourth quarter of 2012, compared to 6.52% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $729 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended December 31,
	2012	2011

Average annual effective yield	4.0%	5.2%
Average rating	BBB+	A-
Average life (in years) to:
First call	27.0	28.1
Maturity	27.4	28.3

Realized Capital Gains on Investments – during the quarter ended December 31, 2012:

Torchmark had a net realized capital gain of $20.9 million ($13.6 million after tax) resulting primarily from dispositions of fixed maturities. For the year, net realized capital gains were $37.8 million ($24.6 million after tax).

SHARE REPURCHASE – during the quarter ended December 31, 2012:

During the quarter, the Company repurchased 844,000 shares of Torchmark Corporation common stock at a total cost of $42.3 million at an average price per share of $50.07. For the year, the Company repurchased 7.5 million shares.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $147 million of liquid assets at December 31, 2012.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2013:

Torchmark projects that for the year ending December 31, 2013, net operating income per share will range from $5.45 to $5.75.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2011, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2012 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, February 5, 2013. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr. P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627 tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com